AMENDMENT NO. 3
                               TO
                        CREDIT AGREEMENT

                 Dated as of February 26, 1997


     AMENDMENT NO. 3 dated as of February 26, 1997 among ALPHARMA U.S. INC., a Delaware corporation (together with its successors and assigns, the "Borrower"), ALPHARMA INC., a Delaware corporation, as guarantor (the "Parent Guarantor"), the BANKS AND FINANCIAL INSTITUTIONS (the "Banks") party from time to time to the Credit Agreement (as defined below) and Union Bank of Norway, as agent (the "Agent").

                     W I T N E S S E T H:

      WHEREAS, the Borrower, the Banks, the Agent, Union Bank of Norway, as arranger, and Den Norske Bank AS, as co-arranger, are parties to that certain Credit Agreement dated as of September 28, 1994, as amended by a Consent and Agreement dated as of December 19, 1994 and an Amendment No. 2 to Credit Agreement dated as of December 1, 1995 (as the same may be further amended from time to time, the "Credit Agreement"), pursuant to which the Banks made available to the Borrower a loan facilities in the aggregate principal amount of $185,000,000;

      WHEREAS, in consideration of the Banks entering into the Credit Agreement, the Parent Guarantor delivered a Guaranty dated as of September 28, 1994 (the "Parent Guaranty") pursuant to which it guaranteed all of the obligations of the Borrower under the Credit Agreement;

      WHEREAS, the Borrower and the Banks have agreed to effect certain amendments to the Credit Agreement and the Parent
Guaranty on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows (with terms used herein and not otherwise defined having the meaning ascribed thereto in the Credit Agreement):

                           ARTICLE I

                 AMENDMENTS TO CREDIT AGREEMENT

      Section  1.1.   Amendments to Definitions.   The  following
definitions contained in Article I of the Credit Agreement are hereby amended to read in their entirety as follows:

           "Applicable Margin" means, on any date, 1-1/8%, provided that if the interest coverage ratio calculated pursuant to Section 8(d) of the Parent Guaranty falls below 1.85:1 in any of the cumulative periods referred to in clauses (A), (B), (C) and (D) of Section 8(d) of the Parent Guaranty, the Applicable Margin for the last quarterly period occurring in such cumulative period shall be increased retroactively to 1-1/4% and such additional interest shall be paid on the next succeeding regularly scheduled interest payment date for each Loan outstanding to which such increase applies.

          "Revolving Loan Commitment Termination Date" means the later of (i) August 28, 2000, (ii) such other day to which the Revolving Loan Commitment Termination Date shall have been extended in accordance with Section 4.5 hereof and (iii) the date of the earlier termination or cancellation in full of the Revolving Loan Commitment pursuant to the terms hereof, including pursuant to
     Section 10.1.

     Section 1.2.  Amendment to Number of Revolving Loan Interest
Periods.   Section  4.2(c)  of  the Credit  Agreement  is  hereby
amended to read in its entirety as follows:

          (c) Each Revolving Loan Borrowing pursuant to this
     Section 4.2 shall be in an aggregate amount of not less than $6,000,000 or an integral multiple of $3,000,000 in excess thereof (or such lesser amount as may be necessary to draw down the full amount of the Revolving Loan Commitment). The maximum number of Interest Periods that may be outstanding in respect of Revolving Loans at any one time is six (6).

      Section  1.3.   Amendment to Extension  of  Revolving  Loan
Commitment  Termination  Date.   Section  4.5(b)  of  the  Credit
Agreement is hereby amended to read in its entirety as follows:

           (b)(i) On April 1, 1998 and on each yearly anniversary thereof, the Borrower may request that the Revolving Loan Commitment Termination Date be extended for an additional one year period by submitting a request in writing to the Agent. The Agent shall promptly inform the Banks of such request. Each Bank shall then determine, in its sole discretion, whether the Revolving Loan Commitment Termination Date will be extended as to its Revolving Loans and each Bank shall inform the Agent of its decision within 20 days of being informed of the Borrower's request. The Agent shall inform the Borrower within 30 days of the time when the Borrower's request was received whether its request for an extension of the Revolving Loan Commitment Termination Date has been approved and by which Banks. If all the Banks consent in writing, the then applicable Revolving Loan Commitment Termination Date shall be extended for one year effective as of the first day that all of the Banks have so consented in writing.

                     (ii)  If  not all the Banks consent  to
          such an extension pursuant to this Section 4.5(b) (the Banks so consenting in writing being the "Consenting Banks" and any Bank not so consenting being a "Non-Consenting Bank"), the Borrower may require such Non-Consenting Bank to assign, to one or more Consenting Banks or to any other assignee which meets the requirements of clauses (A) or (B) of Section 12.7(a), all of such Non-Consenting Bank's Commitments and obligations under this Agreement by delivering to the Agent a Notice of Assignment and Acceptance, which shall have effect as provided in Section 12.7(c), and the Revolving Notes held by such Non-Consenting Bank; provided, however, that (A) any assignee of the Commitments and obligations of such Non-Consenting Bank shall have consented and shall have paid to such Non-Consenting Bank the aggregate principal amount of, and any interest accrued and unpaid to the date of the assignment on, the Note or Notes of such Non-Consenting Bank, (B) the Borrower shall have paid all accrued and unpaid fees owing to such Non-Consenting Bank under this Agreement and the recording fee due pursuant to Section 12.1(a) and
          (C) the Borrower shall have, at its own expense, executed and delivered to the Agent new Revolving Notes payable to the order of each assignee of such Non-Consenting Bank, in the amount of each such assignee's Commitment, and dated the date the assignment is effective.


       Section   1.4.  Amendment  of  Commitment  Fee.    Section
5.5(a)(iii) of the Credit Agreement is hereby amended to read in its entirety as follows:

                 (iii)   Revolving  Loan  Commitment.    The
     Borrower will pay to the Agent for the account of each Bank quarterly in arrears a fee accruing from February 26, 1997 until the Revolving Loan Commitment Termination Date on such Bank's aggregate daily unused and uncancelled Revolving Loan Commitment, as in effect from time to time, at the rate of .5625% per annum.

      Section 1.5. Conversion of Loans. (a) Conversion Date. On and as of the respective conversion dates provided in the table below (each, a "Conversion Date"), the Tranche A Term Loans and Tranche B Term Loans shall convert to Revolving Loans as follows:

                                   Outstanding
                                    Principal
Loan            Date Loan Made       Amount      Conversion Date
Tranche A
  Term Loan     October 3, 1994  USD 58,500,000  June 2, 1997
Tranche A
  Term Loan     October 3, 1994  USD 3,250,000   April 3, 1997
Tranche B
  Term Loan     October 3, 1994  USD 3,150,000   April 3, 1997
Tranche B       October 3, 1994  USD 56,700,000  September 3,
  Term Loan                                      1997

           (b) Notice of Interest Period. The conversion of the Tranche A Term Loan and the Tranche B Term Loans into Revolving Loans on each Conversion Date shall constitute a Revolving Loan Borrowing made on each such date for all purposes of the Credit Agreement (notwithstanding Section 4.2(c) of the Credit Agreement) and the Borrower shall deliver to the Agent not later than 11:00 A.M. (New York City time) on the fourth Business Day prior to each proposed Conversion Date a Notice of Interest Period pursuant to which the Borrower shall elect the Interest
Period that shall apply to each Loan being converted; provided that all Loans related to the same Revolving Loan Borrowing shall have the same Interest Period.

      Section 1.6. Amendment of Commitments. (a) Effective on and as of the dates provided in the table below, the aggregate of the Banks' Tranche A Term Commitments, Tranche B Term Commitments and Revolving Loan Commitments shall be as set forth in the table below (and the Ratable Portion of each Bank's individual Commitment in respect thereof shall be adjusted accordingly):

                                 Tranche B
                 Tranche A Term  Terms           Revolving Loan
Effective Date   Commitments     Commitments     Commitments
February 26,     $61,750,000     $59,850,000     $48,400,000
1997
April 3, 1997    $58,500,000     $56,700,000     $54,800,000
June 2, 1997     $0              $56,700,000     $113,300,000
September 3,     $0              $0              $170,000,000
1997

           (b) With effect from September 3, 1997, Schedule II to the Credit Agreement is hereby amended to read in its entirety as set forth on Schedule II hereto.

      Section 1.7. Agreement Acknowledged and Confirmed. Except as expressly amended hereby, the Credit Agreement and the other
Loan Documents are hereby ratified and confirmed.



                           ARTICLE II

          AMENDMENTS TO PARENT GUARANTY AND AGREEMENTS

      Section 2.1. Amendment of Reporting Requirements. Section 6(g) of the Parent Guaranty is hereby amended by (a) deleting the word "and" at the end of sub-clause (iv), (b) replacing the period at the end of sub-clause (v) with "; and" and (c) inserting the following immediately after sub-clause (v) thereof as new sub-clauses (vi) and (vii):

                     (vi)  together  with each  delivery  of
          financial statements of the Parent Guarantor and its Subsidiaries pursuant to clauses (i) or (ii) above, a certificate substantially in the form of
          Schedule 6(g)(vi) hereto signed by a Responsible Financial Officer of the Parent Guarantor setting forth calculations relating to the amount of Equity-Multiple Indebtedness and Repaid Indebtedness that may be incurred; and

                     (vii)  together with each  delivery  of
          financial statements of the Parent Guarantor and its Subsidiaries pursuant to clauses (i) or (ii) above, a schedule substantially in the form of
          Schedule 6(g)(vii) hereto, certified by a Responsible Financial Officer of the Parent Guarantor, setting forth any changes in the outstanding long-term indebtedness of the Parent Guarantor and its Subsidiaries since the date of the previously delivered schedule.

      Section 2.2. Amendment to Interest Coverage Ratio.  Section
8(d) of the Parent Guaranty is hereby amended to read in its entirety as follows:

           (d) Interest Coverage Ratio. The ratio of (i) Earnings from Operations plus interest income to (ii) Total Cash Interest Expense shall not be less than (A) 1.00:1 for the period from January 1, 1997 through March 31, 1997, (B) 1.25:1 for the period January 1, 1997 through June 30, 1997, (C) 1.50:1 for the period January 1, 1997 through September 30, 1997 and (D) 1.85:1 for the period January 1, 1997 through December 31, 1997 and at all times thereafter; provided, however, that in calculating the Interest Coverage Ratio for purposes of this Section 8(d), changes in Earnings from Operations, interest income or Total Cash Interest Expense attributable to foreign exchange fluctuations shall not be taken into account.

     Section 2.3.  Amendment of Defined Terms.  Section 15 of the
Parent Guaranty is hereby amended as follows:

     (a) The definition of "Net Worth" is amended to read in its entirety as follows:

                     "Net  Worth" means, at any time, as  to
          the Parent Guarantor and its Subsidiaries on a consolidated basis, (a) the excess of total assets over total liabilities, as shown on the Parent Guarantor's then most recent consolidated balance sheet; provided, however, that until the earlier of (x) the purchase by A.L. Industrier AS of 1,273,438 shares of Class "B" Common Stock of the Parent Guarantor pursuant to the Stock Subscription and Purchase Agreement dated February 10, 1997 between A.L. Industrier AS and the Parent Guarantor and (y) November 30, 1997, there shall be added to the value of Net Worth an amount equal to $20,807,976.92; provided, further, that in determining the Net Worth of the Parent Guarantor and its Subsidiaries during the calendar year 1997, changes in total assets or total liabilities attributable to foreign exchange fluctuations shall not be taken into account.

          (b) The definition of "New Permitted Indebtedness" is amended to read in its entirety as follows:

                     "New Permitted Indebtedness" means,  at
          any time, any Indebtedness so long as (i) such Indebtedness does not otherwise constitute Permitted Indebtedness pursuant to any clause of the definition of Permitted Indebtedness (other than clause (2)), (ii) such Indebtedness is pari passu with the Indebtedness outstanding under the Credit Agreement and the Notes, (iii) the Weighted Average Life to Maturity of such Indebtedness on the day it is incurred is not less than one (1) year plus the period of time that will elapse between the date such Indebtedness is incurred and the Revolving Loan Commitment Termination Date (in effect at such time), (iv) no more than 25% of the original principal amount of such Indebtedness is scheduled to be repaid during any Repayment Period, (v) before incurring such Indebtedness no Default shall be existing, and no Default shall occur as a consequence of the incurrence of such Indebtedness, and (vi) such Indebtedness is either
          (A)  Equity-Multiple Indebtedness  or  (B)  Repaid
          Indebtedness.

          (c) The following new definitions shall be added in correct alphabetical order:

                      "Equity-Multiple  Indebtedness"  means
          Indebtedness the aggregate principal amount of which, at any time, when added to the principal amount of all other Equity-Multiple Indebtedness incurred and then outstanding does not exceed 200% of the Net Cash Proceeds of any Capital Market Transaction effected on or after February 26, 1997 and which involves the sale of the common stock of the Parent Guarantor.

                      "Qualifying   Permitted  Indebtedness"
          means (i) Equity-Multiple Indebtedness, (ii) Indebtedness under the $9,000,000 Loan Agreement and Guarantee Facility Agreement dated December 21, 1995 (the "Dumex-Eksportfinans Agreement") among A/S Dumex, as borrower, A/S Eksportfinans, as lender, Bikuben Girobank A/S and Union Bank of Norway, as guarantors, Bikuben Girobank A/S, as agent, and Union bank of Norway, as arranger, and
          (iii) Indebtedness described in clause (7) of the definition of Permitted Indebtedness which cannot by its terms be re-borrowed once repaid.

                     "Remaining Dollar-years" means,  as  to
          any Indebtedness, the amount obtained by (1) multiplying the amount of each then remaining instalment, prepayment or other required repayment, including repayment at final maturity, in respect of such Indebtedness by the number of years (calculated to the nearest one-twelfth) which will elapse between the date of the determination and the date of that required repayment, and (2) totaling all the products obtained in (1).

                    "Repaid Indebtedness" means Indebtedness
          (i) that matures more than one year from the date of origin thereof, (ii) that cannot be reborrowed once repaid and (iii) the aggregate principal amount of which, at any time, when added to the principal amount of all other Repaid Indebtedness incurred and then outstanding does not exceed the aggregate principal amount of Qualifying Permitted Indebtedness that has been repaid since January 1, 1997.

                     "Repayment Period" means, with  respect
          to any Indebtedness, (i) initially, the period beginning on the day such Indebtedness is incurred and ending on the day that is forty-two (42) months thereafter and (ii) thereafter, each period beginning on the last day of the immediately preceding Repayment Period and ending twelve (12) months thereafter.

                     "Weighted Average Life to Maturity"  of
          any Indebtedness means, as at the time of determination thereof, the number of years obtained by dividing the then Remaining Dollar-years of such Indebtedness by the then outstanding principal amount of such Indebtedness.

      Section 2.4. Schedules Relating to Indebtedness. The Parent Guaranty is hereby further amended by (i) adding Exhibit A hereof as Schedule 6(g)(vi) to the Parent Guaranty and (ii) adding Exhibit B hereof as Schedule 6(g)(vii) to the Parent Guaranty.

      Section 2.5. Agreement Acknowledged and Confirmed. Except as expressly amended hereby, the Parent Guaranty is hereby ratified and confirmed.


                          ARTICLE III

                  CONDITIONS TO EFFECTIVENESS

      Section 3.1. Effectiveness of Amendment. This Amendment shall be effective as of the date first above written on the first day that all of the following conditions shall have been met:

          (a) New Revolving Notes. The Borrower shall have duly executed and delivered to each of the Banks new Revolving Notes (the "New Revolving Notes") evidencing each such Bank's revised Revolving Loan Commitment as set forth on Schedule II hereto. Upon delivery of the New Revolving Notes to the Banks, the Revolving Notes previously delivered to the Banks shall be deemed cancelled, and the Banks shall each surrender their previously delivered Revolving Notes to the Borrower.

          (b) Arrangement Fee. The Agent shall have received for the account of the respective Banks an arrangement fee in the amount of 1/8% of each such Bank's total
          Commitments.

          (c) Evidence of Subscription. The Agent shall have received (i) a copy certified by a Responsible Officer of the Parent Guarantor of the Stock Subscription and Purchase Agreement dated February 10, 1997 (the "Subscription Agreement") between A.L. Industrier AS (the "Subscriber") and the Parent Guarantor pursuant to which the Subscriber irrevocably agreed to purchase 1,273,438 shares of Class "B" Common Stock (the "Subscribed Shares") of the Parent Guarantor for a purchase price of $16.34 per share no later than November 30, 1997 and (ii) an Irrevocable Payment Letter, in the form of Exhibit C hereto, duly executed and delivered by Den norske Bank ASA.

          (d) Representations and Warranties. The representations and warranties contained in Article VII of the Credit Agreement and in Article IV hereof shall be true and correct, and no Default or Event of Default shall have occurred.



                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

      Section 4.1. Representations and Warranties. The Borrower and the Parent Guarantor each represents and warrants as follows:

           (a) Due Authorization. Each of the Borrower and the Parent Guarantor has the power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform each of this Amendment, the Credit Agreement as amended by this Amendment (in the case of the Borrower) and the Parent Guaranty as amended by this Amendment (in the case of the Parent Guarantor), in each case in accordance with its terms . This Amendment has been duly executed and delivered by all necessary action of the Borrower and the Parent Guarantor, respectively, and this Amendment, the Credit Agreement as amended by this Amendment (in the case of the Borrower) and the Parent Guaranty as amended by this Amendment (in the case of the Parent Guarantor) is a legal, valid and binding obligation of the Borrower and the Parent Guarantor, as the case may be, enforceable in accordance with its terms under all Applicable Law, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally.

           (b) Compliance with Law, etc. The execution and delivery of this Amendment and the performance of each of this Amendment, the Credit Agreement as amended by this Amendment and the Parent Guaranty as amended by this Amendment, in accordance with their respective terms do not and will not (i) violate any provision of any applicable laws, orders, rules or regulations presently in effect or (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or the Parent Guarantor, or any indenture, agreement or instrument to which the Borrower or the Parent Guarantor is a party or by which it or its properties may be bound.

          (c) Governmental Regulation. Neither the Borrower nor the Parent Guarantor is required to obtain any governmental authorizations, consents, orders or approvals in connection with the execution and delivery of this Amendment or the performance of the transactions contemplated by each of this Amendment, the Credit Agreement as amended by this Amendment and the Parent Guaranty as amended by this Amendment.

            (d) Validity. There are no proceedings or investigations pending or, to the best knowledge of the Borrower and the Parent Guarantor, threatened against the Borrower or the Parent Guarantor, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (i) asserting the invalidity of the Credit
Agreement as amended by this Amendment or the of the Parent Guaranty as amended by this Amendment, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Credit Agreement as amended by this Amendment or by the Parent Guaranty as amended by this Amendment, (iii) seeking any determination or ruling that, in the reasonable judgment of the Borrower or the Parent Guarantor, would materially and adversely affect the performance by the Borrower or the Parent Guarantor of their respective obligations under each of this Amendment, the Credit Agreement as amended by this Amendment and the Parent Guaranty as amended by this Amendment and (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of the Credit Agreement or the Parent Guaranty as so amended.


                           ARTICLE V

                         MISCELLANEOUS

      Section 5.1. Undertaking to Deliver Notice. The Parent Guarantor hereby covenants to the Agent and the Banks that (a) it will issue the Subscribed Shares to the Subscriber in accordance with the provisions of the Subscription Agreement and (b) that upon the failure of the Subscriber to pay the purchase price of the Subscribed Shares in accordance with the Subscription Agreement, it will deliver to the Subscriber a notice of such failure to pay such purchase price. The failure of the Parent Guarantor to comply with the covenants set forth in this Section
5.1 shall constitute an Event of Default for purposes of the Credit Agreement if such failure shall remain unremedied for more than 10 days.

      Section 5.2. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

      Section 5.3. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     Section 5.4. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 5.5. Loan Document. The parties hereto acknowledge that this Amendment shall be a "Loan Document" as such term is defined in the Credit Agreement.
      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers all as of the date and year first above written.


                    ALPHARMA U.S. INC.


                    By:  __________________________
                         Name:     Jeffrey E. Smith
                         Title: Vice President and
                         Chief Financial Officer



                    ALPHARMA INC.


                    By:  __________________________
                         Name:     Jeffrey E. Smith
                         Title: Vice President and
                         Chief Financial Officer



                    UNION BANK OF NORWAY, as Agent


                    By:  ___________________________
                         Name:
                         Title:



                    UNION BANK OF NORWAY, as Bank


                    By:  ____________________________
                         Name:
                         Title:





                    CORESTATES BANK, N.A.


                    By:  _________________________
                         Name:
                         Title:


                    DEN NORSKE BANK ASA


                    By:  __________________________
                         Name:
                         Title:


                    SUMMIT BANK


                    By:  ________________________
                         Name:
                         Title:


                     CONSENT OF GUARANTORS

Each of the undersigned acknowledges the foregoing Amendment and agrees that its obligations under each Loan Document to which it is a party shall remain unimpaired and in full force and effect.


ALPHARMA INC.

By   _______________________
     Name:     Jeffrey E. Smith
     Title:    Vice President and Chief Financial Officer

ALPHARMA USPD INC.

By   _______________________
     Name:     Albert N. Marchio, II
     Title:    Treasurer

PARMED PHARMACEUTICALS, INC.

By   _______________________
     Name:     Albert N. Marchio, II
     Title:    Treasurer

NMC LABORATORIES, INC.

By   _______________________
     Name:     Albert N. Marchio, II
     Title:    Treasurer

WADE JONES COMPANY, INC.

By   _______________________
     Name:     Albert N. Marchio, II
     Title:    Assistant Treasurer

BARRE PARENT CORPORATION

By   _______________________
     Name:     Albert N. Marchio, II
     Title:    Treasurer

MIKJAN CORPORATION

By   _______________________
     Name:     Albert N. Marchio, II
     Title:    Assistant Treasurer

                                                      Schedule II

                          Commitments

The Banks listed below will participate in the Credit Agreement in the following manner:


Bank                   Tranche A    Tranche B     Revolving
                       Term         Term          Loan
                       Commitment   Commitment    Commitment
Union Bank of Norway        0            0        $100,000,000
Den norske Bank ASA         0            0        $40,000,000
Summit Bank                 0            0        $15,000,000
CoreStates Bank, N.A.       0            0        $15,000,000
TOTAL                       0            0        $170,000,000
                                                        Exhibit A

                                                Schedule 6(g)(vi)


                    as of ____________, 19__


Calculations relating to Equity-Multiple Indebtedness:

A.   Capital Market Transactions effected since
February 26, 1997 and the Net Cash Proceeds
received in respect thereof:
          1.   [Description]:                          $_____________
          2.   [Description]:                          $
B.   Total Net Cash Proceeds of Capital Market    $_____________
Transactions
     (A.1 plus A.2):
C.   Maximum Equity-Multiple Indebtedness that    $_____________
may be incurred (B multiplied by 2):
D.   Principal amount of Equity-Multiple
Indebtedness outstanding:
          1.   [Description]:                          $_____________
          2.   [Description]:                          $_____________
E. Total outstanding principal amount of Equity-$______________ Multiple Indebtedness:
F.   Total additional Equity-Multiple             $_____________
Indebtedness that may be incurred (C minus
E):


Calculations relating to Repaid Indebtedness:

A.   Amount of Qualifying Permitted Indebtedness
repaid since January 1, 1997:
          1.   Equity-Multiple Indebtedness:
                    a.   [Description]:                     $______________
                    b.   [Description]:                     $______________
          2.   Indebtedness under the Dumex-           $______________
Eksportfinans Agreement:
          3.   Permitted Credit Line term debt:
                    a.   [Description]:                     $______________
                    b.   [Description]:                     $______________
B.   Total Qualifying Permitted Indebtedness      $______________
repaid since January 1, 1997 (A.1 plus A.2
plus A.3):
C.   Principal amount of Repaid Indebtedness
outstanding:
          1.   [Description]:                          $______________
          2.   [Description]:                          $______________
D.   Total principal amount of Repaid             $______________
Indebtedness outstanding (C.1 plus C.2):
E.   Total additional Repaid Indebtedness that    $______________
may be incurred
     (B minus D):